EXHIBIT (10)

NON-EMPLOYEE DIRECTOR COMPENSATION AND BENEFITS SUMMARY

(Effective January 1, 2006)

COMPENSATION

Annual Payments

Annual Retainer	$60,000
Committee Chair Fee
- Audit	$11,000
- Compensation, Finance and Governance	$6,000

In addition, a number of shares of stock units are credited annually to each director’s deferred stock unit account.  The Board has fixed the annual value of the stock units to one half the value of the annual retainer, or $30,000 beginning in 2006.

All reasonable travel, telephone and other expenses incurred on behalf of Ecolab are reimbursable.

Directors may choose, at the time of initial election to the Board and annually thereafter, to have the portions of their compensation which are paid in cash deferred into an interest-bearing deferred account or the stock unit account.

Deferred Accounts

Deferred accounts are of two types: (i) stock unit accounts which are comprised of stock equivalents which increase/decrease with Ecolab’s stock price and are credited with dividend equivalents; and (ii) interest-bearing accounts which are credited with interest at the prime rate.

Deferred accounts for a director are tax deferred until the director ceases Board service.  At that time the proceeds are paid in a lump sum or in equal annual installments for up to 10 years depending on the director’s election, which can be made, generally, as late as one year prior to leaving the Board for amounts deferred before 2005.  Amounts deferred in 2005 or later must be paid in a lump sum.  Amounts deferred to the interest-bearing account, are paid in cash.  Amounts in the stock unit account are paid in Ecolab stock.  Upon death a lump sum of any remaining amounts will be paid to the director’s beneficiary.

BENEFITS

Stock Option Plan

Directors receive a non-qualified option to purchase a number of shares of Common Stock, as fixed from time to time by the fair market value on such date.  The right to exercise the option vests on grant.  Currently, the Board has fixed the value of the annual stock option grant at $55,000.

Options may be exercised for a period of 10 years from grant.  However, in the event a director ceases to be a director, the exercise period is shortened to the lesser of five years from the date the director terminates director status or the remaining term of the original option period.

Matching Gifts

Ecolab will match, up to $1,000 per fiscal year, a director’s contributions to accredited U.S. educational institutions and an additional $100 for contributions to qualifying U.S. public radio and television stations.

Eligibility for this program continues through the calendar year in which a director ceases to be a director.

Travel Insurance

Directors are covered by $50,000 business travel accident coverage while traveling on Ecolab business.

Director Liability Protection

•                    The current D&O coverage is $60 million.  There is no individual deductible.

•                    Ecolab’s Certificate of Incorporation eliminates the ability of Ecolab or its stockholders to recover monetary damages resulting from good-faith breaches of certain fiduciary duties by a director.

•                       Directors are entitled to indemnification by Ecolab for actions as a director taken in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of Ecolab.